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                                                                    EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


         We hereby consent (i) to our being named as an expert in this Registration Statement; (ii) to all references in this Registration Statement to information contained in our reserve reports as of December 31, 1999 and June 30, 2000, relating to estimates of proved reserves and future revenues to the interest of Mallon in certain oil and gas properties located in the United States; and (iii) to all references in the Prospectus to our report, and/or to this firm.



September 8, 2000                             Reed W. Ferrill & Associates, Inc.